EYI Industries Inc.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89109
Tel: (604) 502-5131 Fax: (604) 502-5144


News Release: EYI Industries Inc. declines acquisition

Symbol: (EYII) OTC:BB

Las Vegas, Nevada, January 24, 2005- EYI Industries Inc. ("EYI") announces that it has decided not to proceed with the acquisition of Vespa Power Products Limited ("Vespa"). As the result of an extensive due diligence process, it was determined that the EYI guidelines, established for an acceptable return on shareholder investment, could not be met.

Dori O'Neill, Chief Operating Officer, states "We believe Vespa products are of excellent quality. However, the projected acquisition costs and timeframes did not compliment and support our EYI business plan".

About EYI

EYI Industries Inc., through our subsidiary Essentially Yours Industries, Inc. (EYI), markets world class nutritional supplements that support healthy lifestyles. Our early success was a result of the formulation and sales of CALORAD(r), a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD(r) have been sold since EYI was founded in 1995. Our newest product, PROSOTEINE, is following in the footsteps of CALORAD(r) and bringing our customers the benefits of a natural Energy drink.

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and supported by our comprehensive training programs.


The Private Securities Litigation Reform Act of 1955 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


For more information, please call, Jennifer Trevitt, Investor
Relations, at Tel: (604) 502-5131, Email: jennifer@eyi.us